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                                  EXHIBIT 23(a)





                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 for Home Loan Financial Corporation; the Home Loan Financial Corporation 1998 Stock Option and Incentive Plan, of our report dated August 8, 2001 relating to the consolidated balance sheets of Home Loan Financial Corporation as of June 30, 2001 and 2000 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended June 30, 2001, which report is incorporated by reference in the Annual Report on Form 10-KSB of Home Loan Financial Corporation for the year ended June 30, 2001.



                                             Crowe, Chizek and Company LLP

Columbus, Ohio
October 15, 2001